Exhibit 4.2

AMENDMENT NO. 3

TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY, L.P.

This Amendment No. 3 (this “Amendment No. 3”) to the Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P., a Delaware limited partnership (the “Partnership”) is entered into effective as of August 9, 2005, by Inergy GP LLC, a Delaware limited liability company (the “Managing General Partner”), as managing general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, the Managing General Partner, the Non-Managing General Partner and the Limited Partners of the Partnership entered into that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 7, 2004 (the “Partnership Agreement”);

WHEREAS, the Managing General Partner, the Non-Managing General Partner and the Limited Partners of the Partnership entered into that certain Amendment No. 1 to the Partnership Agreement on February 9, 2004;

WHEREAS, the Managing General Partner, the Non-Managing General Partner and the Limited Partners of the Partnership entered into that certain Amendment No. 2 to the Partnership Agreement on January 21, 2005;

WHEREAS, Section 5.6 of the Partnership Agreement (subject to Section 5.7 of the Partnership Agreement) provides that the Managing General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities to such Persons, for such consideration and on such terms and conditions as shall be established by the Managing General Partner in its sole discretion;

WHEREAS, Section 13.1 of the Partnership Agreement provides that the Managing General Partner, without the approval of any Partner (subject to the provisions of Section 5.7 of the Partnership Agreement), may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1 of the Partnership Agreement, the Managing General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, the Managing General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for the issuance of the Special Units (as defined herein) to Inergy Holdings, L.P., a Delaware limited partnership and affiliate of the Partnership (the “Purchaser”) pursuant to that certain Special Unit Purchase Agreement, dated August 9, 2005, among the Partnership and the Purchaser;

NOW THEREFORE, the Managing General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

“Section 5.12. Special Units.

(a) There is hereby created a series of Units to be designated as “Special Units,” consisting of Special Units and having the same terms and conditions as the Common units, except as set forth below:

(i) The Special Units shall not receive any allocations of items of Partnership income, gain, loss, deduction and credit under Section 6.1;

(ii) The Special Units shall not have the right to share in any partnership distributions to the Common Units;

(iii) The Capital Account of the Special Units shall equal $25 million;

(iv) Except as provided in Section 12.4, the Special Units shall not have any rights upon dissolution and liquidation of the Partnership; provided that, the Special Units shall have all rights and interests relating to the Phase II Expansion Project (as defined herein);

(v) The Special Units will not have the privilege of conversion except as provided in paragraphs (b) or (c) of this Section 5.12;

(vi) The Special Units will not have voting rights and shall not be deemed outstanding for purposes of determining a quorum, with respect to matters in which the requisite vote is determined by the Nasdaq Stock Market rules or Nasdaq Stock Market staff interpretations of such rules for listing of the Common Units; each reference in the Partnership Agreement to a vote of holders of Common Units shall be deemed to not include a reference to the holders of Special Units; and

(vii) The Special Units will be evidenced by certificates in such form as the Managing General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; the Managing General Partner will act as registrar and transfer agent for the Special Units.

(b) Upon the (i) occurrence of (A) the expansion project (“Phase II Expansion Project”) of the natural gas storage facility in Tioga County, New York (the “Stagecoach Facility”) becoming commercially operational, while adding at least 4 Bcf of working gas capacity to the Stagecoach Facility, as determined by the Managing General Partner in its sole discretion and (B) the capital expended by the Partnership in the Phase II Expansion Project, including any costs associated with the conversion of the Special Units into Common Units pursuant to this paragraph (b) of Section 5.12, is expected to be accretive to the holders of Units prior to August 9, 2006, as determined by the Managing General Partner, in its sole discretion, (ii) sale of the Stagecoach Facility, including the rights to the Phase II Expansion Project, for a purchase price in excess of $231.0 million plus any capital expended by the Partnership in the Phase II Expansion Project and any costs associated with the conversion of the Special Units into Common Units pursuant to this paragraph (b) of Section 5.12, as determined by the Managing General Partner, in its sole discretion, or (iii) the Partnership has determined (A) not to pursue the Phase II Expansion Project and (B) not to transfer the rights to the Phase II Expansion Project to Inergy Holdings, L.P. (“Holdings”), each Special Unit shall be convertible, at the option of the holder thereof, at any time after the occurrence of the events described in clause (i), (ii) or (iii) above (the “Conversion Events”) (subject to paragraph (e) below), into that number of validly issued, fully paid and nonassessable Common Units as determined in paragraph (c) of this Section 5.12.

(c) In the event that the Special Units become convertible into Common Units pursuant to paragraph (b) of this Section 5.12, each Special Unit shall convert into Common Units (the “Conversion”) at the conversion ratio then in effect on the date of the first Conversion Event, with such conversion ratio initially established at 1.0 Special Unit to 1.0 Common Unit (1:1), but increasing each three months after the issuance of the Special Units by 3% (on a compounded basis), provided that, the conversion ratio shall not exceed 1.0 Special Unit to 1.43 Common Units (which conversion ratio shall be reached on August 9, 2008).

(d) Before any holder of Special Units shall be entitled to convert such holder’s Special Units into Common Units, he shall surrender the Special Unit Certificate therefor, duly endorsed, at the office of the Managing General Partner or of any transfer agent for the Special Units. In the case of any Conversion, the Partnership shall, as soon as practicable thereafter, and subject to the requirements of Section 6.7(b), issue and deliver at such office to such holder of Special Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which he shall be entitled as aforesaid. Such Conversion shall be deemed to have been made as of the date of the surrender of the Special Units to be converted, and the person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.

(e) The Special Units will be cancelled:

(i) if the Special Units have not converted prior to August 9, 2015; or

(ii) if after August 9, 2008, the Partnership elects not to pursue the Phase II Expansion Project and transfers the Phase II Expansion Project rights to Holdings.”

Section 2. General Authority. The appropriate officers of the Managing General Partner are hereby authorized to make such further clarifying and conforming changes they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 3.

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment No. 3 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Managing General Partner has executed this Amendment No. 3 as of the date first set forth above.

INERGY, L.P.

By:	Inergy GP, LLC, its Managing General Partner

By:
Name:	John J. Sherman
Title:	President and Chief Executive Officer

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